Exhibit 99.1
K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888	NEWS
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: rremick@ktron.com

K-TRON REPORTS RECORD RESULTS FOR ANY QUARTER
AND SIX MONTH PERIOD IN ITS HISTORY

STRONG CASH FLOW ENABLES COMPANY TO REDUCE NET DEBT
BY $10.525 MILLION IN THE SECOND QUARTER

Pitman, New Jersey  - - August 6, 2007 - -  K-Tron International, Inc. (NASDAQ-GM: KTII) today reported the best quarterly and six month results in its history, with record second quarter and first half revenues, net income and earnings per share.  Second quarter 2007 net income was $5.253 million, 56.5 percent higher than the $3.356 million reported in the second quarter of 2006, on a 29.4 percent increase in year-over-year second quarter revenues from $36.76 million to $47.57 million.  Diluted earnings per share rose 53.3 percent to $1.84 in this year’s second quarter from $1.20 in the same period last year.

For the first half of 2007, K-Tron reported net income of $10.132 million, diluted earnings per share of $3.56 and revenues of $94.45 million, all records for any six month period, compared to net income of $5.673 million, EPS of $2.04 (diluted) and revenues of $68.88 million in the first half of 2006.  The percentage increases in 2007 versus the prior year were 78.6 percent for net income, 74.5 percent for EPS (diluted) and 37.1 percent for revenues.

In its announcement, the Company noted that if the average foreign currency exchange rates for the second quarter and first six months of 2006 were applied to the same periods of 2007, the Company’s revenues would have increased approximately 28.2 percent for the second quarter instead of 29.4 percent and 35.1 percent for the first six months instead of 37.1 percent, primarily due to a weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s second quarter and first six months compared to the same periods last year.

The Company also indicated that the results for the second quarter and first six months of 2007 included a tax benefit of $410 thousand, or $0.14 per share (diluted), due to the finalization in the second quarter of 2007 of a Swiss tax audit for the years 2004 and 2005. Without that benefit, diluted earnings per share for the second quarter would have been $1.70.

Commenting on the Company’s performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “K-Tron’s record second quarter and first half numbers reflected the continued very strong performance of our Process Group in Europe, the Middle East and Asia in the first half of 2007, and the successful integration of our 2006 acquisitions of Gundlach Equipment Corporation and Premier Pneumatics, Inc.  We also benefited from the closure of a tax audit in Switzerland, a growing backlog despite the shipment of two very large projects late in 2006 and early in 2007 totaling more than $10 million, and a steady, substantial contribution from our Size Reduction Group.  The Company’s $54.412 million order backlog at the end of the second quarter was a record for any quarter-end.”

Mr. Cloues also highlighted an increase in cash and a reduction in debt during the second quarter, noting that total debt declined by $5.077 million to $27.981 million while cash grew by $5.448 million to $16.723 million.  As a result, net debt (debt minus cash) decreased during the second quarter by $10.525 million to $11.258 million, a reduction of 48.3%.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets.  The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and the People’s Republic of China, and its equipment is sold throughout the world.

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 (Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Revenues	$47,566	$36,761	$94,450	$68,875
Operating income	$7,626	$5,356	$15,068	$9,052
Interest (expense), net	(433)	(210)	(900)	(366)
Income before income taxes	7,193	5,146	14,168	8,686
Income taxes	1,940	1,790	4,036	3,013
Net income	$5,253	$3,356	$10,132	$5,673
Basic earnings per share	$1.96	$1.29	$3.79	$2.19
Diluted earnings per share	$1.84	$1.20	$3.56	$2.04
Weighted average number of common shares outstanding (basic)	2,684,000	2,597,000	2,674,000	2,587,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,859,000	2,796,000	2,846,000	2,777,000